Exhibit 21.1

Subsidiary Listing

As of December 31, 2002

Company Name	Parent/Sub	State of Incorporation	Number of Employees

HPSC, Inc.	Parent	Delaware	123

American Commercial Finance Corporation	Subsidiary	Delaware	9

HPSC Bravo Funding, LLC	Subsidiary	Delaware	None

HPSC Equipment Receivables 2000-1 LLC-I	Subsidiary	Delaware	None

HPSC Equipment Receivables 2000-1 LLC-II	Subsidiary	Delaware	None

HPSC Gloucester Funding 2003-1 LLC I	Subsidiary	Delaware	None

HPSC Gloucester Funding 2003-1 LLC II	Subsidiary	Delaware	None